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                                                                      EXHIBIT 5


                                 April 4, 1996


Horizon Bancorp, Inc.
One Park Avenue
Beckley, West Virginia 25802


                    RE:  FORM S-4 REGISTRATION STATEMENT

Gentlemen:

     This opinion is rendered in connection with the Form S-4 Registration Statement (the "Registration Statement") filed by Horizon Bancorp, Inc. (the "Registrant") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the proposed offering of 1,818,000 shares of the registrant, $1.00 par value (the "Common Stock") issuable in connection with the proposed merger of Twentieth Bancorp, Inc. ("Twentieth") a West Virginia bank holding company, with and into Horizon Bancorp, Inc. pursuant to the terms of the Plan of Merger and Reorganization by and between Twentieth Bancorp, Inc. and Horizon Bancorp, Inc. dated February 6, 1996, and the related merger documents, all of which are included in the Registration Statement.

     We are of the opinion that the common stock, when issued in connection with the Plan of Merger and Reorganization in accordance with the terms set forth therein, will be duly authorized, validly issued, fully paid and non-assessable. Such shares will not be issued in violation of any preemptive rights of any shareholders of the Registrant.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference of our firm therein.

                                             Robinson & McElwee


                                             By: /s/ LYNN A. SMITH
                                                 ---------------------------
                                                    Lynn A. Smith, Partner

LAS/ddk